Exhibit 23.3

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426

(614) 766-1459 FAX

July 7, 2006

Re:	Valuation Appraisal of Polonia Bancorp
Polonia Bank
Huntingdon Valley, Pennsylvania

We hereby consent to the use of our firm’s name in the Form SB-2 and in the Form MHC-2 of Polonia Bancorp, and to the reference to our firm under the heading “Experts” in the prospectus, and to the inclusion of our opinion regarding the valuation of Polonia Bancorp, provided in our Valuation Appraisal Report and any Valuation Updates, in the Form SB-2 to be filed by with the Securities and Exchange Commission and the Form MHC-2 to be filed with the Office of Thrift Supervision and any amendments thereto.

Very truly yours,

KELLER & COMPANY, INC.

by:	/s/ John A. Shaffer
John A. Shaffer Vice President